Exhibit 99.1

AUTOBYTEL REPORTS 2010 FIRST QUARTER FINANCIAL RESULTS

Gross margin improves sequentially and rises 400 basis points year-over-year

Cash position remains solid, up from year-end

IRVINE, Calif. (April 22, 2010) – Autobytel Inc. (Nasdaq: ABTL), a leader in providing online consumer leads and marketing resources to auto dealers and manufacturers, today reported  financial results for the first quarter ended March 31, 2010.

The company reported net income of $797,000, or $0.02 per diluted share, for the first quarter of 2010, compared with a net loss of $357,000, or $0.01 per share, for the prior year period.

Revenue for the 2010 first quarter totaled $11.8 million, down from $13.9 million for the 2009 first quarter.  Lead referral revenue for the first three months of 2010 decreased approximately 12% from the same period last year, impacted primarily by a lower active dealer count, as well as the elimination of certain affiliates to improve the quality of leads delivered to Autobytel’s customers and issues relating to Toyota’s recalls and the subsequent reduction in demand for its vehicles.  Advertising revenue declined to $1.1 million for the 2010 first quarter, from $1.7 million for the 2009 first quarter, related principally to an unsettled automotive advertising market.

“We made significant progress against several strategic initiatives this quarter, including stabilizing our dealer base, enhancing relationships with auto manufacturers, controlling expenses and driving positive cash flow,” said Jeffrey H. Coats, President and Chief Executive Officer of Autobytel.  “Importantly, we are leveraging enhancements in the fundamentals of our business which are intended to generate further gross margin improvement.  We are optimistic about our ability to begin driving top line growth, as the automotive industry continues to show signs of recovery and Autobytel continues to offer new and inventive products and services that help auto dealers and manufacturers sell more new and used cars.”

Gross margin grew significantly to 40.0% for the first quarter of 2010, compared with 36.0% for the first quarter of 2009.  The improvement reflects an increased number of higher quality, internally generated leads.  Sequentially, gross margin improved from 39.1% in the fourth quarter of 2009.

Total operating expenses for the 2010 first quarter declined to $4.1 million, including a $2.8 million credit to expense related to patent litigation settlements ($2.7 million of which was the final payment under one of these settlements).  This compares with total operating expenses of $5.5 million a year ago, including a $2.7 million credit to expense related to patent litigation settlements and $0.5 million in severance expense.  Adjusted operating expenses declined 10% to $6.9 million for the 2010 first quarter, versus $7.7 million for the 2009 first quarter.

Including the aforementioned items, total operating expenses as a percentage of total revenue were 34.8% for the 2010 first quarter, compared with 39.6% for the 2009 first quarter.

Cash and cash equivalents grew to $26.1 million at March 31, 2010 from $25.1 million at December 31, 2009.  The final $2.7 million cash payment resulting from a prior patent settlement was received on March 15, 2010.  There is no debt on Autobytel’s balance sheet.

“Fifteen years ago, Autobytel pioneered the automotive Internet,” said Coats.  “Today, in light of significant changes in how the auto buying public utilizes the Internet, we are using our significant expertise to bring continued innovation to the auto buying process in a way that we believe has not been done before.  We are not only making substantial and meaningful enhancements to the consumer experience throughout our suite of Web properties, but we are launching new products, such as iControl by autobytelsm, to give dealers unprecedented control over their online consumer leads.  Introduced in February at the NADA annual convention, iControl by autobytelsm is already gaining traction as dealers recognize the need to better match their lead mix to the actual conditions and inventory on their lots.  We are pleased about the progress we have made so far and are even more excited about our prospects.”

Conference Call

Autobytel management will host a conference call today at 5 p.m. ET/2 p.m. PT to discuss its 2010 first quarter financial results.  Interested parties may participate in the live call by dialing 877-672-6099, passcode 66047894.  An audio broadcast will also be available through a live webcast at www.autobytel.com (click on “Investor Relations” and then click on “Conference Calls”).  Please visit the website at least 15 minutes prior to the start of the call to register and download any necessary software.  For those unable to listen to the live broadcast, the call will be archived for one year on Autobytel’s website.  A telephone replay of the call will also be available through May 3, 2010 by dialing 800-642-1687, passcode 66047894.  The slides that will be referenced during the call will be available on the company’s website at www.autobytel.com (click on “Investor Relations” and under “News and Events” click on “Presentations”).

Note about Non-GAAP Financial Measures

Autobytel has disclosed certain non-GAAP financial measures for the periods referenced within this press release including adjusted operating expenses.  These non-GAAP measures are discussed in this release both as reported (in accordance with generally accepted accounting principles in the U.S., or GAAP) and excluding the impact of patent litigation settlements in the first quarters of 2010 and 2009, and severance-related costs in the first quarter of 2009.  Because of their nature, Autobytel believes these items should be presented separately to enhance understanding of the company’s ongoing operations.  The management of Autobytel believes that these non-GAAP financial measures provide useful information to investors regarding the underlying business trends and performance of the company’s ongoing operations.  A table providing a reconciliation of adjusted operating expenses to their closest GAAP measures, is included at the end of this press release.

About Autobytel Inc.

Autobytel Inc. (NASDAQ: ABTL), a leader in providing online consumer leads and marketing resources to auto dealers and manufacturers, pioneered the automotive Internet when it launched autobytel.com in 1995.  Today, the company is continuing to offer innovative products and services to help auto dealers and manufacturers sell more new and used cars.  Autobytel has helped tens of millions of automotive consumers research vehicles; connected thousands of dealers nationwide with motivated car buyers; and helped every major automaker market its brand online.  Through its flagship website Autobytel.com®, its network of automotive sites including Autoweb.com®, AutoSite.com®, Car.comsm, CarSmart.com®, CarTV.com®, and MyRide.com®, and its respected online partners, Autobytel continues its dedication to innovating the industry’s highest quality Internet programs to provide consumers with a comprehensive and positive automotive research and purchasing experience, and auto dealers, dealer groups and auto manufacturers with one of the industry’s most productive and cost-effective customer referral and marketing programs.

Forward-Looking Statement Disclaimer

The statements contained in this press release that are not historical facts are forward-looking statements under the federal securities laws.  These forward-looking statements are not guarantees of future performance and involve certain assumptions and certain risks and uncertainties that are difficult to predict.  Actual outcomes and results may differ materially from what is expressed in, or implied by, such forward-looking statements.  Autobytel undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.  Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements are changes in general economic conditions, the financial condition of automobile manufacturers and dealers, the economic impact of terrorist attacks or military actions, increased dealer attrition, pressure on dealer fees, increased or unexpected competition, the failure of new products and services to meet expectations, failure to retain key employees or attract and integrate new employees, actual costs and expenses exceeding charges taken by Autobytel, changes in laws and regulations, costs of legal matters, including, defending lawsuits and undertaking investigations and related matters, and other matters disclosed in Autobytel’s filings with the Securities and Exchange Commission.  Investors are strongly encouraged to review the Annual Report on Form 10-K for the year ended December 31, 2009 and other filings with the Securities and Exchange Commission for a discussion of risks and uncertainties that could affect operating results and the market price of the stock.  In addition, current year financial information could be subject to change as a result of subsequent events or the finalization of the company’s financial statement close which culminates with the filing of its Form 10-K.

Contacts:

Autobytel Inc.

Jim Helberg, Media relations
949-862-1395
jimh@autobytel.com

PondelWilkinson Inc., Investor relations
Roger Pondel/Laurie Berman
310-279-5980
investor@pondel.com

mWEBB Communications, Media relations
Melanie Webber, 949-307-1723
melanie@mwebbcom.com

# # #

(Financial Tables Follow)

AUTOBYTEL INC.
UNAUDITED CONSOLIDATED CONDENSED BALANCE SHEETS
(Amounts in thousands, except share and per-share data)

	March 31,	December 31,
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$ 26,061	$ 25,097
Accounts receivable (net of allowances for bad debts and customer credits of $942 and $1,107, at March 31, 2010 and December 31, 2009, respectively)	7,544	8,573
Prepaid expenses and other current assets	561	594
Total current assets	34,166	34,264
Property and equipment, net	1,105	1,003
Other assets	131	123
Total assets	$ 35,402	$ 35,390

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$ 2,749	$ 2,539
Accrued expenses and other current liabilities	2,989	4,028
Deferred revenues	430	603
Total current liabilities	6,168	7,170
Non-current liabilities	54	79
Total liabilities	6,222	7,249

Commitments and contingencies

Stockholders' equity:
Preferred stock, $0.001 par value; 11,445,187 shares authorized; none outstanding	---	---
Common stock, $0.001 par value; 200,000,000 shares authorized; 45,168,706 shares issued and outstanding, as of March 31, 2010 and December 31, 2009, respectively	45	45
Additional paid-in capital	302,073	301,831
Accumulated deficit	(272,938)	(273,735)
Total stockholders' equity	29,180	28,141
Total liabilities and stockholders' equity	$ 35,402	$ 35,390

AUTOBYTEL INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(Amounts in thousands, except per-share data)

	Three Months Ended
	March 31,

	2010	2009

Net revenues:
Lead fees	$ 10,733	$ 12,152
Advertising	1,054	1,687
Other revenues	26	31
Total net revenues	11,813	13,870
Cost of revenues (excludes depreciation of $182 and $321 for the three months ended March 31, 2010 and March 31, 2009, respectively)	7,065	8,887
Gross profit	4,748	4,983

Operating expenses:
Sales and marketing	2,767	3,003
Technology support	1,391	1,461
General and administrative	2,720	3,690
Patent litigation settlement	(2,763)	(2,667)
Total operating expenses	4,115	5,487
Operating income (loss):	633	(504)
Interest and other income	177	147
Income (loss) before provision for income taxes	810	(357)
Income tax provision	13	---
Net income (loss)	$ 797	$ (357)

Comprehensive income (loss)
Net income (loss)	$ 797	$ (357)
Unrealized gain from investment	-	5
Comprehensive income (loss)	$ 797	$ (352)

Basic earnings (loss) per common share	$ 0.02	$ (0.01)
Diluted earnings (loss) per common share	$ 0.02	$ (0.01)

AUTOBYTEL INC.
Reconciliation of Non-GAAP Financial Measures
(Amounts in thousands)

	Three Months Ended March 31,
	2010	2009	$ Change	% Change

Total operating expenses	$ 4,115	$ 5,487

Adjustments:
Patent litigation settlement	2,763	2,667
Severance	---	(480)
Total adjustments	2,763	2,187

Adjusted total operating expenses	$ 6,878	$ 7,674	$ (796)	-10%